EXHIBIT 16.1

TERRY L. JOHNSON, CPA

406 Greyford Lane

Casselberry, Florida 32707

Phone 407-721-4753

Fax/Voice Message 866-813-3428

E-mail cpatlj@yahoo.com

April 17, 2015

Office of the Chief Accountant

Securities and Exchange Commission

100F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements made by GAMING ENTERTAINMENT INTERNATIONAL, INC., which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of its Form 8-K, regarding our resignation as their certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ Terry L. Johnson, CPA

Casselberry, Florida